Exhibit 99.1

OSI Systems Reports Fourth Quarter and Fiscal Year 2016 Financial Results

  Q4 Earnings per Diluted Share
    Non-GAAP EPS of $0.55
    GAAP EPS of $0.30
  FY 2017 Non-GAAP Diluted EPS Guidance of 23% - 37% growth

HAWTHORNE, Calif.--(BUSINESS WIRE)--August 16, 2016--OSI Systems, Inc. (NASDAQ: OSIS) today announced financial results for its fourth quarter and fiscal year ended June 30, 2016.

Deepak Chopra, OSI Systems’ President and CEO, stated, “While our fourth quarter and full year operating results, in part, reflect the challenges of fiscal 2016, we are optimistic about our prospects for fiscal 2017. We are confident that our strengthened leadership team, enhanced product portfolios and robust pipeline of opportunities across each of our divisions position us well for top line growth and expanded profitability in fiscal 2017.”

The Company reported revenues of $221 million for the fourth quarter of fiscal 2016, a decrease of 17% from the $267 million reported for the fourth quarter of fiscal 2015. Net income for the fourth quarter of fiscal 2016 was $5.9 million, or $0.30 per diluted share, compared to net income of $22.4 million, or $1.09 per diluted share, for the fourth quarter of fiscal 2015. Excluding the impact of impairment, restructuring and other charges, net income for the fourth quarter of fiscal 2016 would have been $10.8 million, or $0.55 per diluted share, compared to net income of $25.0 million, or $1.22 per diluted share, for the fourth quarter of fiscal 2015.

For the fiscal year ended June 30, 2016, the Company reported revenues of $830 million, a 13% decrease from the $958 million reported for fiscal 2015. Net income for fiscal 2016 was $26.2 million, or $1.30 per diluted share, compared to net income of $65.2 million, or $3.17 per diluted share, in fiscal 2015. Excluding the impact of impairment, restructuring and other charges, net income for fiscal 2016 would have been $42.4 million, or $2.11 per diluted share, compared to net income of $72.4 million, or $3.53 per diluted share, for fiscal 2015.

During the quarter ended June 30, 2016, the Company’s book-to-bill ratio for equipment and related services (non-turnkey) was 1.0 and, as of June 30, 2016, the Company’s backlog was $623 million. During fiscal 2016, the Company generated cash flow from operations of $59.2 million.

Mr. Chopra further commented, “Bookings were solid throughout fiscal 2016 in the Security Division. The combination of various contract push-outs and slower conversion of backlog into revenues resulted in lighter sales during the fourth quarter in comparison with a very strong performance in the same period of the prior year. We expect significant growth in fiscal 2017 driven across many product lines including the RTT™ 110 (Real Time Tomography) explosives detection systems. Multiple significant wins during fiscal 2016 and continuing into fiscal 2017 are expected to lead to sizeable revenue growth in this product line in the coming year. The future of the RTT™ 110 looks bright as it continues its trajectory towards a market leadership position in Europe and Middle East. We are also very encouraged by the outstanding performance of our turnkey security screening services operations in fiscal 2016 and the pipeline of opportunities for further turnkey awards in fiscal 2017.”

Mr. Chopra continued, “Operating efficiencies in the Optoelectronics and Manufacturing Division continued to drive year over year profit growth. Though external sales decreased by 1% during the fourth quarter from the prior year, we were able to achieve operating margin improvement on a lower revenue base in the fourth quarter as we have throughout fiscal 2016.”

Mr. Chopra concluded, “As anticipated, sales in our Healthcare Division increased from the third quarter but were down year over year. As we enter fiscal 2017, we are optimistic about our Healthcare business in general due to adjustments to our product portfolio and changes in the Division’s leadership and, as a result, we expect to return to growth in fiscal 2017.”

Fiscal Year 2017 Outlook

Subject to the risks described in this release, the Company anticipates fiscal 2017 sales to grow 4% - 8% to $865 million - $895 million. In addition, the Company anticipates 23% - 37% growth in earnings per diluted share to $2.60 to $2.90, excluding the impact of impairment, restructuring and other charges and their related tax effects. This guidance does not include the impact from any pending or potential acquisitions. Actual sales and diluted earnings per share could vary from this guidance including as a result of the matters discussed under the “Forward-Looking Statements” section. The Company’s 2017 diluted earnings per share guidance is provided on a non-GAAP basis only, due primarily to the variability and difficulty in making accurate forecasts and projections of impairment, restructuring and other charges and their related tax effects.

Presentation of Non-GAAP Financial Measures

This earnings release includes a presentation of non-GAAP net income and diluted earnings per share, each of which is a non-GAAP financial measure. Discussion of adjustments to arrive at non-GAAP figures for the three months and fiscal years ended June 30, 2015 and 2016 is provided to allow for the comparison of underlying earnings, net of impairment, restructuring and other charges and their associated tax effects. Management believes that these non-GAAP financial measures provide (i) additional insight into the ongoing operations of the Company; (ii) meaningful supplemental information regarding the Company’s results primarily because they exclude amounts that management does not view as reflective of ongoing operating results when planning and forecasting and when assessing the performance of the business; and (iii) a meaningful comparison of results for current periods and guidance for future periods with results for past periods. Non-GAAP financial measures should not be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP.

Reconciliations of GAAP to non-GAAP net income and diluted earnings per share are in the accompanying tables.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast beginning at 1:30pm PT (4:30pm ET) today to discuss its results for the fourth quarter and the full 2016 fiscal year. To listen, please visit the investor relations section of the OSI Systems website, http://investors.osi-systems.com/index.cfm and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call until August 30, 2016. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-855-859-2056 and entering the conference call identification number ‘64354940’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products and provides related services in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities in more than a dozen countries. The Company implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company's current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company's control and which may cause actual results to differ materially from those described in or implied by any forward-looking statement. Forward-looking statements include, but are not limited to, information provided regarding expected revenues, earnings and growth in fiscal 2017. In addition, the Company could be exposed to a variety of negative consequences as a result of delays related to the award of domestic and international contracts; delays in customer programs; delays in revenue recognition related to the timing of customer acceptance; unanticipated impacts of sequestration and other U.S. Government budget control provisions; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to the Company's businesses; global economic uncertainty; impact of volatility in oil prices; unfavorable currency exchange rate fluctuations; market acceptance of the Company's new and existing technologies, products and services; the Company's ability to win new business and convert any orders received to sales within the fiscal year in accordance with the Company's operating plan; enforcement actions in respect of any noncompliance with laws and regulations including export control and environmental regulations and the matters that are the subject of some or all of the Company's ongoing investigations and compliance reviews; contract and regulatory compliance matters, and actions, if brought, resulting in judgments, settlements, fines, injunctions, debarment or penalties; risks related to our proposed acquisition of American Science and Engineering, Inc., as well as other risks and uncertainties, including, but not limited to, those detailed herein and from time to time in the Company's Securities and Exchange Commission filings which could have a material and adverse impact on the Company's business, financial condition and results of operations. For additional information on these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and other risks described therein and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with requirements under federal securities laws.

OSI SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2015	2016	2015	2016
	(unaudited)
Revenue	$266,601	$221,467	$958,202	$829,660
Cost of goods sold	177,368	150,702	632,849	552,801
Gross profit	89,233	70,765	325,353	276,859
Operating expenses:
Selling, general and administrative	41,710	43,888	171,756	166,655
Research and development	13,170	11,945	51,639	49,816
Impairment, restructuring and other charges	3,425	6,380	9,850	22,014
Total operating expenses	58,305	62,213	233,245	238,485
Income from operations	30,928	8,552	92,108	38,374
Interest expense and other expense, net	(747)	(796)	(3,255)	(2,879)
Income before income taxes	30,181	7,756	88,853	35,495
Provision for income taxes	7,748	1,855	23,702	9,338
Net income	$22,433	$5,901	$65,151	$26,157

Diluted income per share	$1.09	$0.30	$3.17	$1.30
Weighted average shares outstanding – diluted	20,543	19,512	20,526	20,076

CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2015	June 30, 2016
Assets
Cash and cash equivalents	$47,593	$104,370
Accounts receivable, net	178,519	141,716
Inventories	230,421	273,288
Other current assets	40,101	35,944
Total current assets	496,634	555,318
Non-current assets	440,655	436,405
Total Assets	$937,289	$991,723

Liabilities and Stockholders' Equity
Bank lines of credit	$--	$125,000
Current portion of long-term debt	2,801	2,759
Accounts payable and accrued expenses	106,887	117,455
Other current liabilities	131,955	122,621
Total current liabilities	241,643	367,835
Long-term debt	8,556	6,054
Deferred income taxes	30,688	29,160
Other long-term liabilities	74,623	47,828
Total liabilities	355,510	450,877
Total stockholders’ equity	581,779	540,846
Total Liabilities and Stockholders’ Equity	$937,289	$991,723

SEGMENT INFORMATION
(in thousands)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2015	2016	2015	2016
Revenues – by Segment:	(unaudited)
Security Division	$131,479	$110,532	$481,087	$411,212
Healthcare Division	78,981	55,332	255,691	211,458
Optoelectronics and Manufacturing Division, including intersegment revenues	67,960	63,088	267,872	247,502
Intersegment revenues elimination	(11,819)	(7,485)	(46,448)	(40,512)
Total	$266,601	$221,467	$958,202	$829,660

Operating income (loss) – by Segment:
Security Division (1)	$16,878	$8,122	$67,804	$37,845
Healthcare Division (2)	13,408	2,221	24,666	8,351
Optoelectronics and Manufacturing Division (3)	3,832	5,576	17,533	19,654
Corporate (4)	(3,707)	(8,017)	(17,455)	(27,199)
Eliminations	517	650	(440)	(277)
Total	$30,928	$8,552	$92,108	$38,374

(1)	Includes impairment, restructuring and other charges of $1.2 million and $2.5 million for the three months ended June 30, 2015 and 2016, respectively, and $5.1 million and $10.0 million for the fiscal years ended June 30, 2015 and 2016, respectively.

(2)	Includes impairment, restructuring and other charges of $0.2 million and $1.4 million for the three months ended June 30, 2015 and 2016, respectively, and $1.4 million and $3.1 million for the fiscal years ended June 30, 2015 and 2016, respectively.

(3)	Includes impairment, restructuring and other charges of $1.9 million and $0.3 million for the three months ended June 30, 2015 and 2016, respectively, and $2.7 million and $3.3 million for the fiscal years ended June 30, 2015 and 2016, respectively.

(4)	Includes impairment, restructuring and other charges of $0.1 million and $2.2 million for the three months ended June 30, 2015 and 2016, respectively, and $0.7 million and $5.6 million for the fiscal years ended June 30, 2015 and 2016, respectively.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME AND EARNINGS PER SHARE
(in thousands, except earnings per share data)

	Three Months Ended June 30,				Fiscal Year Ended June 30,
	2015		2016		2015		2016
	Net		Net		Net		Net
	income	EPS	income	EPS	income	EPS	income	EPS

GAAP basis	$22,433	$1.09	$5,901	$0.30	$65,151	$3.17	$26,157	$1.30

Impairment, restructuring and other charges, net of tax	2,546	0.13	4,854	0.25	7,222	0.36	16,223	0.81

Non-GAAP basis	$24,979	$1.22	$10,755	$0.55	$72,373	$3.53	$42,380	$2.11

CONTACT:
OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
12525 Chadron Ave
Hawthorne, CA 90250
(310) 349-2237
avashishat@osi-systems.com